Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made as of this 7th day of January, 2011, by and between Global Aviation Holdings Inc., a Delaware corporation (the “Employer”), and Jeffrey P. Sanborn, a resident of the State of Georgia (the “Executive”).

Introduction

Executive and Global Aero Logistics Inc., predecessor in interest to the Employer, previously entered into that certain Amended and Restated Employment Agreement effective as of January 1, 2009 (the “Employment Agreement”) and Executive continues to be employed by the Employer pursuant to the terms of the Employment Agreement.  Executive previously indicated a desire to retire voluntarily effective as of a date earlier in the 2010 calendar year but has extended his period of employment through the date hereof at the request of the Employer to work on strategic projects as well as to facilitate a transition of Executive’s duties and responsibilities to his successor.  The parties now mutually desire to enter into this Agreement for the purpose of terminating the Employment Agreement and the employment relationship between the parties on mutually satisfactory terms.

NOW, THEREFORE, in consideration of the premises and terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Termination of Employment Relationship.  The Employment Agreement and the employment relationship between the parties is hereby terminated effective as of the close of business on January 7, 2011 (the “Termination Date”).  The parties acknowledge that Executive’s termination from employment will result in a “separation from service” as defined in Section 409A of the Internal Revenue Code and further acknowledge that the circumstances of the termination of the employment relationship are not expressly contemplated by the terms of the Employment Agreement.  Executive further agrees that he has resigned as an officer of the Employer as of the Termination Date.

2.                                       Effective Date.  This Agreement shall be effective as of the Termination Date.

3.                                       Consideration.  In consideration of Executive’s accommodation to the Employer by extending his period of service and in exchange for the release of claims and other covenants provided herein, the Employer will provide Executive with:

a.                                       a lump sum cash payment of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) to be paid within thirty (30) days following the Executive’s execution of this Agreement; and

b.                                      a lump sum cash payment equal to the amount of the annual bonus, if any, that would otherwise have been paid to the Executive pursuant to the terms of the Employer’s 2010 Short Term Incentive Plan with such amount to be paid at the same time as bonuses are generally paid under such plan but in no event later than December 31, 2011.

Whether or not Executive executes this Agreement, the Employer will pay Executive any and all wages for all hours worked up to and through the Termination Date within the appropriate time frame required by applicable law.  If Executive fails or refuses to execute this Agreement, or if

Executive revokes this Agreement as provided herein, Executive will not be entitled to the consideration set forth in this Section.

4.                                       Release.

a.                                       In consideration of the amounts being paid to the Executive in Section 3 above, Executive, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Employer, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Employer” or the “Releasees”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Executive signs this Agreement.

Specifically included in this waiver and release are, among other things, any and all claims related to any severance pay plan, any and all claims related to Executive’s employment and separation from employment or otherwise, including without limitation:  (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act, as amended; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) 29 U.S.C. § 206(d)(1); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Employee Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (WARN) Act; (12) the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; and (14) other federal, state and local discrimination laws, including those of the State of Georgia.

Executive further acknowledges that Executive is releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including the Employment Agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

b.                                      The release in this Agreement does not apply to (1) base salary accrued (whether or not paid) up to the Termination Date, (2) the Employer’s obligations in Section 9 of this Agreement, (3) subject to applicable law, all benefits and awards which pursuant to the terms of any employee benefit plans were earned on or before the Termination Date including the exercise or settlement, as applicable, of any vested equity incentives previously granted to Executive, and (4) unreimbursed business expenses incurred prior to the Termination Date for which Executive is entitled to reimbursement under the Employer’s policies.  Finally, the above release does not waive claims that Executive could make, if available, for unemployment or workers’ compensation or claims that cannot be released by private agreement.

5.                                       Advice of Counsel / Consideration and Revocation Periods.  Executive hereby acknowledges and agrees that this Agreement and the termination of Executive’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth herein shall be applicable, without limitation, to any claims brought under these Acts.

Executive acknowledges that he has been and is hereby advised by the Employer to consult with an attorney in regard to this matter. Executive understands that Executive is responsible for the costs of any such legal services incurred in connection with such consultation.

Executive further acknowledges that Executive has been given more than twenty-one (21) days from the time that Executive receives this Agreement to consider whether to sign it.  Executive shall have seven (7) days from the date Executive signs this Agreement to revoke the Agreement.  To revoke, Executive must ensure that written notice is delivered to Mark M. McMillin, General Counsel, Global Aviation Holdings, Inc., 101 World Drive, Peachtree City, Georgia  30269 by the end of the day on the seventh calendar day after Executive signs this Agreement.  If Executive does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.

6.                                       Non-Admission.  This Agreement shall in no way be construed as an admission by the Employer that it has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Employer.  The Employer specifically disclaims any liability to or wrongful acts against Executive or any other person on the part of itself, its employees or its agents.

7.                                       No Filing of Claims.  Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against Employer with any administrative, state, federal, or governmental entity or agency or with any court.  Nothing herein is intended to or shall preclude Executive from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation.  Executive, however, shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against the Employer, without regard as to who brought said complaint or charge.

8.                                       Non-Disparagement.

a.                                       By the Executive.  Executive promises that Executive will not, from and after the date of execution of this Agreement, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments, or remarks, whether oral, in writing, or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, or to malign, harm, defame, disparage or damage the reputation of any of the Releasees.  Executive agrees not to make any statements about any of the Releasees to anyone (including without limitation the press, any newspaper, magazine, radio station, television station, website, blog, or chat room) without the prior written consent of the Employer.  Nothing contained in this Section is intended to prevent Executive from (1) complying with the requirements and policies of any federal or state agency, (2) cooperating with any investigation or request for information from any state or federal government agency, or (3) testifying truthfully in any legal or administrative proceeding.

b.                                      By the Employer.  The Employer promises that the members of its Board of Directors and all executive officers of the Employer (collectively, the “Persons to be Advised”) will not, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments or remarks, whether oral, verbal, in writing or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, or to malign, harm, defame or damage the reputation and good name of the Executive, nor will they authorize, condone, or encourage any such disparagement from others. The Employer will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this agreement. The Employer shall also direct the Persons to be Advised not to make, cause, encourage or assist to be made any statements, comments, or remarks, whether oral, verbal, in writing or electronically transmitted, which might reasonably be considered to be derogatory, defamatory, or critical of, or negative towards, or to malign, harm, defame or damage the reputation and good name of the Executive. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Employer will not be liable for unauthorized remarks by individuals employed by or otherwise associated with the Employer, other than the Persons to be Advised and if the Persons to be Advised are required by any applicable law, regulation, statute, subpoena, court order, or other compulsory process to disclose information related to the Executive’s employment, such disclosure of truthful information shall not constitute a breach of this Agreement. Moreover, this Section 8.b. shall not apply to any communications (1) between the Employer and its independent public auditors; (2) necessary to comply fully with all applicable requirements and policies of federal and state laws; (3) necessary to cooperate fully with any investigation or request for information from any state or federal governmental agency, stock exchange, or regulatory organization; (4) necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities; or (5) made in connection with any judicial or administrative proceeding or arbitration with respect to which such communications are relevant.

9.                                       Employer Acknowledgment.  The Employer acknowledges that, to the extent permitted by applicable law, the Executive shall continue to be entitled to indemnification by the Employer, and to receive reimbursements from the Employer for related legal expenses incurred, in connection with claims made by third parties that arise or have arisen over actions or inactions respecting the discharge of the Executive’s duties as the Senior Vice President, Corporate Strategy of the Employer.

10.                                 Executive Acknowledgments.

a.                                       Executive acknowledges and agrees and understands that the consideration described in Section 3 is not required by the Employer’s policies and procedures and that the consideration in Section 3 exceeds any and all pay and benefits to which Employee already may have been entitled by contract or law and constitutes good, valuable and sufficient consideration for Employee’s covenants and agreements contained in this Agreement.

b.                                      Except as contemplated by Sections 3 and 4.b. above, Executive acknowledges, understands and agrees that Executive has been paid in full for all hours that Executive has worked for the Employer and that Executive has been paid any and all compensation or bonuses which have been earned by Executive through the date of execution of this Agreement.

c.                                       Executive acknowledges and understands that, notwithstanding any provision of the Employment Agreement to the contrary, the covenants under Section 11 of the

Employment Agreement, as modified by Subsection a. of Section 8 of this Agreement, and the remedies provisions of Section 12 of the Employment Agreement shall remain in full force and effect.

d.                                      With respect to the indemnification obligations of the Employer set forth in Section 9 above, Executive hereby affirms that he believes that he, at all times as an officer of the Employer, conducted himself in good faith and reasonably believed his conduct was in the best interest of the Employer.  Executive hereby undertakes and agrees to repay to the Employer any and all such amounts, if and to the extent that it is determined that Executive is not entitled to be indemnified by the Employer.  Executive shall make any repayment due to the Employer promptly, and in any event within thirty (30) days, after (1) the disposition, including any appeals, of the proceedings on account of which payments were made and (2) notification of the determination by the Employer that he is not entitled to indemnification; provided, however, that if either the Employer or the Executive files suit seeking a judicial determination of Executive’s rights to indemnification, any obligation Executive may have to repay advancements shall be tolled until such suit is finally adjudicated, including all appeals.

e.                                       Executive acknowledges, understands and agrees that Executive has been notified of Executive’s rights under the Family and Medical Leave Act (FMLA) and state leave laws.  Executive further acknowledges, understands and agrees that Executive has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Executive has been returned to Executive’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

f.                                         Executive acknowledges, understands and agrees that it is Executive’s obligation to make a timely report, in accordance with the Employer’s policy and procedures, of any work related injury or illness.  Executive further acknowledges, understands and agrees that Executive has reported to the Employer’s management personnel any work related injury or illness that occurred up to and including Executive’s last day of employment.

g.                                      Executive acknowledges, understands, and agrees that Executive has no knowledge of any actions or inactions by any of the Releasees or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body..

11.                                 Cooperation.  Executive agrees that he will fully cooperate with the Employer and make himself available to assist the Employer in transitioning any duties or responsibilities to other employees or vendors, if necessary.  Executive further agrees that he will fully cooperate and consult with the Employer, answer questions for the Employer, and provide information as needed by the Employer from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Executive’s employment with the Employer.  Executive agrees to assist the Employer as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Employer.  Executive agrees to meet at reasonable times and places with the Employer’s representatives, agents or attorneys for purposes of preparing for such activities. To the extent practicable and within the control of the Employer, the Employer will use reasonable efforts to schedule the timing of Executive’s participation in any such activities in a reasonable manner to take into account Executive’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Employer pre-approves and that Executive incurs for travel required by the Employer with respect to those activities.

12.                                 Return of Property.  Executive acknowledges, understands, and agrees that Executive will turn over to Mark M. McMillin, General Counsel, all documents, files, memoranda, records, Employer confidential information, credit cards, records, books, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, PDAs and any other equipment or documents, and all other physical or electronic property of similar type that Executive received from the Employer and/or that Executive used in the course of his employment with the Employer and that are the property of the Employer.  Executive agrees that Executive will not delete, destroy or erase any data stored on or associated with such property, including but not limited to data stored on computers, phones, or other electronic devices. Executive further agrees to return to Mr. McMillin, any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Mr. McMillin of the location of any electronic documents which are subject to a legal hold.

13.                                 Confidentiality of Agreement.  Executive acknowledges, understands and agrees that Executive will not hereafter disclose any information concerning this Agreement to anyone other than Executive’s immediate family, accountants, attorneys and other professional representatives who will be informed of and bound by this confidentiality clause.

14.                                 Agreement Binding; Governing Law; Severability.  The Employer and Executive agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Georgia.  The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

15.                                 Entire Agreement.  This Agreement sets forth the entire agreement between the Employer and Executive and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and Executive pertaining to the subject matter of this Agreement.  Notwithstanding the foregoing, this Agreement does not supersede the covenants under Section 11 of the Employment Agreement, as modified by Subsection a. of Section 8 of this Agreement and the remedies provisions of Section 12 of the Employment Agreement, which provisions shall remain in full force and effect, except as the parties may otherwise hereafter mutually agree in writing.

16.                                 Executive’s Attorneys Fees. Executive is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this Agreement on behalf of Executive.

17.                                 Legally Binding Agreement.  Executive understands and acknowledges that this Agreement contains a full and final release of claims against the Employer; and that Executive has agreed to its terms knowingly, voluntarily, and without intimidation, coercion or pressure.

This Agreement includes a release of all known and unknown claims through the date of this Agreement.  Executive should carefully consider all of its provisions before signing it. Executive’s signature below indicates Executive’s understanding and agreement with all of the terms in this Agreement.

IN WITNESS WHEREOF, Executive and the Employer have executed this Agreement effective as of the Effective Date.

THE EMPLOYER:

GLOBAL AVIATION HOLDINGS INC.

By:	/S/ ROBERT R. BINNS
Name:	Robert R. Binns
Title:	Chief Executive Officer

EXECUTIVE:

/S/ JEFFREY P. SANBORN
Jeffrey P. Sanborn

JANUARY 7, 2011
Date Signed